Exhibit 10.52

WAIVER

         GV Investment LLC (“GVI”), a Delaware limited liability company, as holder of all the 9% Convertible Subordinated Notes due 2007 (together with any notes issued as payment of interest on the 9% Convertible Subordinated Notes due 2007, the “9% Notes”) of Classic Vacation Group, Inc. (the “Company”), the name of which formerly was Global Vacation Group, Inc., agrees as follows:

         1.     Until January 1, 2003, the ratio of Net Total Indebtedness to Net Worth required by Paragraph 7(a) of the 9% Notes will be 3:1.

         2.     For the purposes of determining the Fixed Charge Coverage Ratio under Paragraph 7(b) of the 9% Notes at any determination date between April 1, 2002 and September 30, 2002, EBITDA during the four full calendar quarters immediately preceding the calendar quarter in which the determination date falls will be calculated without taking account of losses of the Company’s Allied Tours division.

         3.     Until March 1, 2003, for purposes of the covenant in Paragraph 7(d) of the 9% Notes, Net Total Indebtedness will not include obligations under the Company’s 7.5% Convertible Senior Subordinated Notes due 2006 or the Company’s 7.5% Exchangeable Senior Subordinated Notes due 2006.

         4.     For purposes of Paragraph 7(f) of the 9% Notes, GVI consents to the amendment to the Company’s certificate of incorporation contemplated by Paragraph 11(j) of the Company’s 7.5% Convertible Senior Subordinated Notes due 2006 (the “7.5% Notes”).

         5.     Subject to the terms and conditions of this Waiver, all uncured defaults or events of default that existed under Paragraphs 7(a), (b) and (d) of the 9% Notes prior to the date of this Waiver, to the extent that such uncured defaults or events of default would not exist under Paragraphs 7(a), (b) and (d) of the 9% Notes as modified or waived by this Waiver, are waived and released.

         The waivers, releases and modifications above will be vacated and will cease to have any effect if, at any time prior to March 1, 2003, the Company fails to comply with any of the covenants in the 7.5% Notes.

         Except to the extent covenants are expressly waived or modified in this document, the 9% Notes continue to be in full force and effect and GVI reserves all rights and remedies that it possesses under the 9% Notes.

         By acknowledging this Waiver, the Company represents that (i) other than with regard to the covenants in Paragraphs 7(a), (b) and (d) of the 9% Notes, the Company is in full compliance with the 9% Notes and (ii) no Event of Default under the 9% Notes, except for Events of Default arising from the failure to comply with the covenants in Paragraphs 7(a), (b) and (d) of the 9% Notes, currently exists.

November 2, 2001	GV INVESTMENT LLC

	By:	/s/ J. William Uhrig Title: President

ACKNOWLEDGED:

CLASSIC VACATION GROUP, INC

By:	/s/ Ronald M. Letterman

Title:	President & CEO